Exhibit 99.1

Pacific Energy Development Announces Drilling Plans for the Recently Acquired Wattenberg Extension Acreage

DANVILLE, CA-- (Marketwired – April 1, 2014) – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S. and Asia, today announced that it  plans to participate in the drilling of its first four wells in the Wattenberg Extension Area acreage (Wattenberg Asset) it acquired last month.

These four wells were all drilled and operated by Bonanza Creek, which has a proven track record of undertaking successful and cost-effective drilling programs.  The first well, which was originally drilled in 2011, has already returned its drilling and completion costs.  The other remaining three wells were drilled in February 2014 and completed in March 2014, and are expected to be on full production in April 2014.

The Company expects further results of these wells to be available before the end of April 2014.

2014 Drilling Program

For 2014, the Company plans to drill and participate in approximately 11 additional gross wells on the Wattenberg Asset and 2 gross wells in its Niobrara legacy acreage (Niobrara Asset), including both operated and non-operated wells.  Both the Wattenberg and Niobrara Assets are located in the DJ Basin and substantially in Weld County, Colorado.  The Company is in the process of securing permits for spacing, pooling and drilling and other required approvals from the Colorado Oil and Gas Commission with respect to wells it plans to drill and complete as an operator on these assets, and expects positive results from those filings in June.  Upon receipt of these permits and approvals, the Company will identify the location of the wells in an update to its development plan.

On the Company’s Mississippian Asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, the Company plans to drill three wells with an accompanying salt water disposal well (“SWD”) in 2014.

Frank C. Ingriselli, President and CEO of the Company, commented, “Having acquired what we believe to be highly attractive acreage in the heart of the core Wattenberg Area and its extension, we are pleased to now commence our development plans and carry out an aggressive drilling program for 2014 and beyond.  As we have demonstrated with our already existing Niobrara wells which we completed last year, we will strive to be one of the low cost and economically efficient operators in the basin, and continue to seek to deliver positive well results and cash flow to our mineral interest partners and shareholders.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Asia. The Company’s principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into an agreement to acquire a working interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan, which acquisition is pending Kazakhstan government approval.  Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

Stonegate, Inc.
Casey Stegman
214-987-4121
casey@stonegateinc.com